EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores, Inc. Enters Into Purchase Agreement
with D&W Food Centers, Inc.

Spartan Stores, Inc. to Purchase Certain Operating Assets of D&W Food Centers, Inc.

GRAND RAPIDS, MICHIGAN-December 19, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has entered into a purchase agreement to acquire certain operating assets of D&W Food Centers, Inc., a privately held Grand Rapids, Michigan-based retail grocery operator with 20 retail stores located throughout West Michigan. The agreement is subject to certain conditions including, among others, satisfactory completion of the Company's due diligence process.

The Company anticipates that the closing of the transaction will be completed late in its fiscal 2006 fourth quarter or early in its fiscal 2007 first quarter. Upon completion, the transaction is expected to increase the Company's retail segment sales by approximately $200 million annually and to be accretive to earnings within the first 12 months.

Commenting on the transaction, Spartan Stores' Chairman, President and Chief Executive Officer Craig C. Sturken said, "We are very pleased to bring together these two outstanding retail grocery operators. This transaction is a component of our previously stated business strategy, which is to grow our business through opportunistic acquisitions of other grocery operators that are adjacent to or in markets where we operate today."

Spartan Stores has been operating as a grocery wholesaler in the Michigan market since 1917 and as a retail operator since 1999. D&W Food Centers, Inc. has been operating retail grocery stores in the Michigan market since 1943. Because of the respective longevity in their trade areas, both companies have a profound understanding of grocery customer needs in the West Michigan market.

Mr. Sturken stated, "This transaction will significantly strengthen our competitive retail market position by expanding our services to certain communities and trade areas not currently served by our existing store base. D&W Food Centers is a very well respected name in western Michigan grocery retailing known for its fresh and unique product offerings. This combination presents an outstanding opportunity to pool the talents and resources of both organizations to benefit consumers in the West Michigan market. Our distribution customers, associates and the communities where we operate will all benefit from the economies of scale created from this transaction.

"This business combination provides significant opportunities to improve retail sales growth and operating efficiencies. These opportunities include reintroducing our award winning "Spartan"

private label products to D&W Food Center customers, giving them the choice to purchase these sought after products in their local D&W Food Center stores. This transaction will also give us the opportunity to implement elements of our successful category management practices, to improve distribution efficiencies through higher sales volumes and to strengthen our buying power, which will benefit all of our customers," said Mr. Sturken.

"We remain firmly committed to providing consumers in our trade area with one of the best conventional grocery store offerings and shopping experiences among traditional independent store operators in Michigan. The addition of the D&W Food Center stores strengthens this commitment by ensuring that consumers continue to have a choice in retail grocery stores as we continue D&W Food Centers' fine tradition of providing high-quality products and services and fresh, unique perishable selections. This transaction significantly improves our ability to deliver on this commitment and will help to ensure our long-term success," concluded Mr. Sturken.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 54 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

About D&W Food Centers

Grand Rapids, Michigan-based D&W Food Centers, Inc., is a family owned and operated food retailer that has served customers in West Michigan since 1943. The Company currently employs approximately 2,200 associates and operates 20 retail stores, featuring unique products with a strong emphasis on its fresh departments.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "anticipates", "believes", "expects", "looks forward", "plans" that a particular occurrence "will" be the result or occur; that an "opportunity" will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ability to complete the proposed acquisition depends on satisfaction of a variety of contractual conditions, not all of which are entirely within the control of the Company or D&W Food Centers, Inc. Realization of increased sales and earnings depends on the Company's ability to successfully complete the transaction, integrate the acquired assets, and implement its plans and business practices. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.